Subject to Completion, dated May 16, 2007

Filed Pursuant to Rule 424b5
Registration Statement No. 333-141080

This prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but the prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus Supplement
(To Prospectus dated March 5, 2007)

$       % Senior Notes due 2013
$       % Senior Notes due 2017
$       % Senior Notes due 2037

We are offering $          of    % Senior Notes due              , 2013 (the “2013 Notes”), $          of    % Senior Notes due             , 2017 (the “2017 Notes”) and $          of    % Senior Notes due 2037 (the “2037 Notes” and, together with the 2013 Notes, and the 2017 Notes, the “Notes”).

The 2013 Notes will bear interest at a rate of    % per year, the 2017 Notes will bear interest at a rate of    % per year, and the 2037 Notes will bear interest at a rate of    % per year. We will pay interest on the notes of each series on           and            of each year, beginning on             , 2007

We may redeem some or all of each series of the Notes at the redemption price described in this prospectus supplement in “Description of the notes—Optional redemption.” We must redeem all of the 2013 Notes and 2017 Notes under the circumstances and at the redemption price described in this prospectus supplement following the caption “Description of the notes—Special mandatory redemption of 2013 Notes and 2017 Notes.” Upon the occurrence of a Change of Control Repurchase Event, we will generally be required to make an offer to repurchase each series of Notes at a price equal to 101% of their aggregate principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.

The Notes will be our senior and unsecured obligations and will rank equally with all of our other existing and future senior and unsecured indebtedness.

Investing in the Notes involves risks. See “Risk factors” beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public		Underwriting Discount		Proceeds to Us, Before Expenses
Per 2013 Notes		%		%		%
Total	$		$		$
Per 2017 Notes		%		%		%
Total	$		$		$
Per 2037 Notes		%		%		%
Total	$		$		$

The Notes will not be listed on any securities exchange. Currently there is no public market for the Notes.

We expect to deliver the Notes to investors in registered book-entry form only through the facilities of The Depository Trust Company on or about May   , 2007.

Joint Book-Running Managers

JPMorgan	Morgan Stanley

Joint Book-Running Manager for 2013 Notes and 2037 Notes	Joint Book-Running Manager for 2017 Notes and Co-Manager for 2013 Notes and 2037 Notes
Banc of America Securities LLC	RBS Greenwich Capital

May   , 2007

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information.

Table of contents

Prospectus supplement

About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters relating to United States Steel Corporation. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which do not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description in the prospectus supplement differs from the description in the accompanying prospectus, the description in the prospectus supplement supersedes the description in the accompanying prospectus.

Summary

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from the prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in the Notes. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in it, which are described following the caption “Where You Can Find More Information” in the accompanying prospectus.

Unless the context otherwise requires, references in this prospectus supplement to the “Company,”  “U. S. Steel,”  “we,” “us” and “our” are to United States Steel Corporation and its subsidiaries.

See “Risk factors” in this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2006 for factors that you should consider before investing in the Notes and “Forward-Looking Statements” in the accompanying prospectus for information relating to statements contained in this prospectus supplement that are not historical facts.

The company

U. S. Steel is an integrated steel producer with major production operations in the United States and Central Europe. We have annual raw steel production capability of 19.4 million net tons in the United States and 7.4 million net tons in Central Europe. U. S. Steel is also engaged in several other business activities, most of which are related to steel manufacturing. These activities include the production of coke in both the United States and Central Europe and the production of iron ore pellets from taconite, transportation services (railroad and barge operations) and real estate operations in the United States.

Recent developments

On March 29, 2007, U. S. Steel and Lone Star Technologies, Inc. (“Lone Star”) announced that they entered into a definitive agreement under which U. S. Steel would acquire Lone Star for $67.50 per share in cash. Lone Star is a leading manufacturer of welded oil country tubular goods, and the acquisition is expected to strengthen U. S. Steel’s position as a premier producer of tubular products for the energy sector. The transaction, valued at approximately $2.1 billion, is expected to close in June 2007, subject to approval of Lone Star’s shareholders and the satisfaction of customary closing conditions.

On May 11, 2007, U. S. Steel entered into a $750 million five-year revolving credit facility (the “Facility”). An affiliate of J.P. Morgan Securities Inc. is the administrative agent of the Facility. An affiliate of Morgan Stanley & Co. Incorporated is the co-documentation agent of the Facility. An affiliate of Banc of America Securities LLC is a syndication agent of the Facility. An affiliate of Greenwich Capital Markets, Inc. is a syndication agent of the Facility. The Facility replaced the Company’s $600 million inventory facility. Upon the closing of the Lone Star acquisition, the Company expects to enter into a $500 million five-year term loan and, if this offering is not consummated, a $500 million one-year term loan (collectively, the “Term Loans”). Interest rates and availability fees vary under a formula tied to U. S. Steel’s senior unsecured debt ratings. Both the Facility and the Term Loans have two financial covenants, an interest coverage test and a debt coverage test, and also have lien limitations, cross defaults and other customary terms. The Term Loans are intended to finance a portion of the cost of the Lone Star acquisition. If the Company consummates this offering, the Company will not enter into the $500 million one-year term loan.

The offering

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the Notes, see “Description of the notes.”

Issuer	United States Steel Corporation
Notes Offered	$ aggregate principal amount of 2013 Notes
$ aggregate principal amount of 2017 Notes
$ aggregate principal amount of 2037 Notes
Maturity	, 2013 for the 2013 Notes
, 2017 for the 2017 Notes
, 2037 for the 2037 Notes
Interest Rate

The 2013 Notes will bear interest at the rate of  % per year. The 2017 Notes will bear interest at the rate of  % per year. The 2037 Notes will bear interest at the rate of   % per year. Interest on the Notes will be paid on    and    of each year. The first interest payment will be    , 2007.

Special Mandatory Redemption of 2013 Notes and
2017 Notes

If the acquisition of Lone Star is not completed on or prior to October 1, 2007 or the merger agreement is terminated before that date, we must redeem the 2013 Notes and 2017 Notes at a redemption price equal to 101% of the aggregate principal amount of the 2013 Notes and 2017 Notes, plus accrued and unpaid interest from the date of initial issuance to but excluding the redemption date. See “Description of the notes—Special mandatory redemption of 2013 Notes and 2017 Notes.”

Optional Redemption	We may redeem either series of the Notes, at any time in whole, or from time to time in part, at the “make whole” redemption price. See “Description of the notes—Optional redemption.”
Mandatory Offer to
Repurchase

Upon a Change of Control Repurchase Event, we will be required to make an offer to repurchase all outstanding Notes of such series at a price in cash equal to 101% of the principal amount of the Notes, plus any accrued and unpaid interest to but not including the repurchase date. See “Description of the notes—Purchase of notes upon a change of control repurchase event.”

Ranking

The Notes will be our senior and unsecured obligations and will rank equally with all of our other existing and future senior and unsecured indebtedness. The Notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries.

As of March 31, 2007, we had an aggregate of approximately $972 million of senior indebtedness (including approximately $398 million of senior notes, $458 million of obligations relating to environmental revenue bonds and $116 million of obligations under capital leases and other debt, excluding intercompany liabilities).

After giving effect to this offering and the use of net proceeds therefrom, we would have an aggregate of approximately $ million of senior indebtedness, excluding intercompany liabilities.

U. S. Steel has a $500 million Receivables Purchase Agreement with financial institutions that expires in September 2009. As of March 31, 2007, U. S. Steel had more than $500 million of eligible receivables, none of which were sold.

At March 31, 2007, U. S. Steel Košice, s.r.o. (“USSK”) had no borrowings against its €40 million and €20 million credit facilities (which approximated $80 million, in aggregate, at March 31, 2007), but had, in aggregate, approximately $5 million of customs and other guarantees outstanding, reducing the aggregate availability to approximately $75 million.

At March 31, 2007, U. S. Steel Balkan, d.o.o. (“USSB”) had no borrowings against its €25 million facility (which approximated $33 million at March 31, 2007), which is secured by its inventory of finished and semi-finished goods.

Covenants

We will issue the Notes under a senior indenture with The Bank of New York, as trustee. The senior indenture will, among other things, restrict our ability and the ability of certain of our subsidiaries to:

• create liens on any Principal Property or shares of stock or other equity interests of a Subsidiary that owns any Principal Property to secure indebtedness;
• engage in sale leaseback transactions with respect to any Principal Property; and

• consolidate, merge or transfer all or substantially all of U. S. Steel’s assets.
These covenants are subject to important exceptions and qualifications which are described in “Description of the notes—Covenants.”
Additional Notes	The senior indenture governing the Notes will provide for unlimited issuances of additional Notes of each series. See “Description of the notes—Additional issuances.”
Use of Proceeds

The net proceeds from the sale of the Notes in this offering are estimated to be approximately $  million, after deducting underwriting discounts and our expenses. We intend to use a portion of the net proceeds from the Notes to redeem all of the approximately $378 million aggregate principal amount of outstanding 9¾% Senior Notes due 2010 (the “9¾% Notes”). If the Lone Star acquisition is consummated, we intend to use the remaining net proceeds from the Notes, together with cash on hand, which may include cash generated from the sale of receivables, and borrowings from the $500 million five-year term loan, to pay the approximately $2.1 billion purchase price. If the Lone Star acquisition is not consummated, we intend to use the remaining proceeds, together with cash on hand, to fund the special mandatory redemption of the 2013 Notes and 2017 Notes. See “Use of proceeds.”

Risk Factors

See “Risk factors” and the other information included or incorporated by reference in this prospectus supplement for a discussion of certain factors you should carefully consider before deciding to invest in the Notes.

Risk factors

Before investing in the Notes, you should carefully consider the risks set forth in Item 1A of our annual report on Form 10-K for the year ended December 31, 2006 as well as the following risks. The following risks are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations or the value of the Notes.

Risks related to an investment in the notes

The Notes are obligations exclusively of U. S. Steel and not of our subsidiaries, and payment to holders of the Notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The Notes are not guaranteed by any of our subsidiaries. As a result, liabilities, including indebtedness or guarantees of indebtedness, of each of our subsidiaries will rank effectively senior to the indebtedness represented by the Notes, to the extent of such subsidiary’s assets. As of March 31, 2007, excluding intercompany liabilities, our subsidiaries had no outstanding indebtedness, but had $5 million of customs and other guarantees outstanding. In addition, the senior indenture governing the Notes does not restrict the future incurrence of liabilities or issuances of preferred stock, including unsecured indebtedness or guarantees of indebtedness, by our subsidiaries.

The Notes will be effectively junior to secured indebtedness that we may issue in the future.

The Notes are unsecured. Holders of our secured debt that we may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the Notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. As a result, the Notes will be effectively junior to any secured debt that we may issue in the future.

The definition of a Change of Control requiring us to repurchase the Notes is limited, and the market price of the Notes may decline if we enter into a transaction that is not a Change of Control under the senior indenture governing the Notes.

The term Change of Control (as defined in the senior indenture) is limited in its scope and does not include every event that might cause the market price of the Notes to decline. Furthermore, we are required to repurchase Notes of each series upon a Change of Control only if, as a result of such Change of Control, such Notes receive a reduction in ratings below Investment Grade and the Rating Agencies assigning such ratings expressly link the reductions in ratings to the Change of Control. As a result, our obligation to repurchase the Notes upon the occurrence of a Change of Control is limited and may not preserve the value of the Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. If we experience a Change of Control, we may not have sufficient funds or be permitted under the terms of our debt instruments to repurchase the Notes. See “—’Change of control’ clauses may require us to immediately purchase or repay debt.”

There is no public market for the Notes, which could limit their market price or your ability to sell them.

Each series of Notes is a new issue of securities for which there currently is no trading market. As a result, a market may not develop for any series of Notes and you may not be able to sell your

Notes. Any Notes that are traded after their initial issuance may trade at a discount from their initial offering price. Future trading prices of the Notes will depend on many factors, including prevailing interests rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time. We do not intend to apply for listing or quotation of either series of Notes on any securities exchange or automated quotation system. The underwriters have advised us that they currently intend to make a market in the Notes after the consummation of this offering, as permitted by applicable laws and regulations. However, none of the underwriters are obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice. See “Underwriting.”

Risk factors concerning the steel industry

Steel consumption is cyclical and worldwide overcapacity in the steel industry and the availability of alternative products have resulted in intense competition, which may have an adverse effect on profitability and cash flow.

Steel consumption is highly cyclical and generally follows general economic and industrial conditions both worldwide and in various smaller geographic areas. The steel industry has historically been characterized by excess world supply, which has led to substantial price decreases during periods of economic weakness. Future economic downturns could decrease the demand for our products. Substitute materials are increasingly available for many steel products, which further reduces demand for steel.

Rapidly growing supply in China and other developing economies, which may increase faster than increases in demand, may result in additional excess worldwide capacity and falling steel prices.

Over the last several years, steel consumption in China and other developing economies has increased at a rapid pace. Steel companies have responded by developing plans to rapidly increase steel production capability in these countries. Steel production, especially in China, has been expanding rapidly and appears to be well in excess of Chinese demand. China is now the largest worldwide steel producer by a significant margin. Any significant excess Chinese capacity could have a major impact on world steel trade and prices if this excess production is exported to other markets.

Increased imports of steel products into the United States could negatively affect domestic steel prices and demand levels and reduce profitability of domestic producers.

Steel imports to the United States accounted for an estimated 31% of the domestic steel market in 2006, 25% in 2005 and 26% in 2004. Foreign competitors may have lower labor costs, and some are owned, controlled or subsidized by their governments, which allows their production and pricing decisions to be influenced by political and economic policy considerations as well as prevailing market conditions. Increases in future levels of imported steel could reduce future market prices and demand levels for domestic steel. The recent expiration of a number of antidumping and countervailing duty orders may facilitate additional imports. Several more antidumping and countervailing duty orders applicable to steel products are currently under review by the relevant government agencies. Expiration of these orders could result in even greater import levels.

Increases in prices and limited availability of raw materials and energy may constrain operating levels and reduce profit margins.

Steel producers require large amounts of raw materials—iron ore or other iron containing material, steel scrap, coke, coal and zinc for integrated producers such as U. S. Steel, and scrap and zinc for mini-mill producers. Both integrated and mini-mill producers consume large amounts of energy. Over the last several years, prices for raw materials and energy, in particular natural gas and zinc, have increased significantly. In many cases these price increases have been a greater percentage than price increases for the sale of steel products. U. S. Steel and other steel producers have periodically been faced with problems in obtaining sufficient raw materials and energy in a timely manner, resulting in production curtailments. USSB is dependent upon availability of natural gas in Serbia, which is dependent upon a single pipeline. Serbia has experienced major curtailments during periods of peak demand in Eastern Europe and Russia. These production curtailments and escalated costs have reduced profit margins and may continue to do so in the future.

Environmental compliance and remediation could result in substantially increased capital requirements and operating costs.

Steel producers in the United States are subject to numerous federal, state and local laws and regulations relating to the protection of the environment. These laws continue to evolve and are becoming increasingly stringent. The ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. Environmental laws and regulations, particularly the Clean Air Act, could result in substantially increased capital, operating and compliance costs.

International environmental requirements vary. While standards in the European Union (EU) and Japan are generally comparable to U.S. standards, other nations have substantially lesser requirements that may give competitors in such nations a competitive advantage.

Unplanned equipment outages and other unforeseen disruptions may reduce our results of operations.

Our steel production depends on the operation of critical pieces of equipment, such as blast furnaces, casters and hot strip mills. It is possible that we could experience prolonged periods of reduced production due to equipment failures at our facilities or those of our key suppliers. It is also possible that operations may be disrupted due to other unforeseen circumstances such as power outages, explosions, fires, floods, accidents and severe weather conditions. Availability of raw materials and delivery of products to customers could be affected by logistical disruptions (such as shortages of barges, rail cars or trucks). To the extent that lost production could not be compensated for at unaffected facilities and depending on the length of the outage, our sales and our unit production costs could be adversely affected.

Risk factors concerning U. S. Steel legacy obligations

Many lawsuits have been filed against U. S. Steel involving asbestos-related injuries, which could have a material adverse effect on our financial position, results of operation and cash flow.

U. S. Steel is a defendant in a large number of cases in which approximately 3,700 claimants actively allege a variety of respiratory and other diseases based on alleged exposure to asbestos. It is possible that we may experience large judgments against us in the future that could have an impact upon the number of future claims filed against us and on the amount of future settlements, which would have an adverse impact on our profitability and cash flow.

Our retiree employee health care and retiree life insurance plan costs, most of which are unfunded obligations, and our pension plan costs in the United States are higher than those of many of our competitors. These plans create a competitive disadvantage and negatively affect our profitability and cash flow.

We maintain defined benefit retiree health care and life insurance and defined benefit and defined contribution pension plans covering most of our U.S. employees and former employees upon their retirement. As of December 31, 2006, approximately 109,000 current employees, retirees and beneficiaries are participating in the plans to receive pension and/or medical benefits. U. S. Steel’s underfunded benefit obligations for retiree medical and life insurance (other benefits) were $2.2 billion at year-end 2006. Most of our other benefits and pension benefits are subject to collective bargaining agreements with unionized workforces and will be subject to future negotiations. Minimum contributions to the main qualified pension plan are controlled under ERISA and other government regulations. Substantial cash contributions will be required to fund other benefits and pension benefits. Total costs for pension plans and other benefits are expected to be approximately $237 million in 2007.

Many domestic and international competitors do not provide defined benefit retiree health care and life insurance and pension plans, and other international competitors operate in jurisdictions with government sponsored health care plans that may offer them a cost advantage. Several domestic competitors provide defined contribution health care and pension plans with contributions increased based upon profitability. This will provide these competitors with a significant competitive advantage during periods of low profits.

U. S. Steel contributes to a multiemployer plan covering pensions for unionized workers. We have legal and contractual requirements for future funding of this plan, which will have a negative effect on our cash flows. In addition, funding requirements for participants could increase as a result of any underfunding of this plan.

We have higher environmental remediation costs than our competitors. This creates a competitive disadvantage and negatively affects our profitability and cash flow.

U. S. Steel is currently involved in numerous remediation projects at currently operating facilities, facilities that have been closed or sold to third parties and other sites where material generated by U. S. Steel was deposited. In addition, there are numerous other former operating or disposal sites that could become the subject of remediation.

Environmental remediation costs and related cash requirements of many of our competitors may be substantially less than ours. Many international competitors do not face similar laws in the jurisdictions where they operate. Numerous U.S. competitors have substantially shorter operating histories than we do, resulting in less exposure for environmental remediation. U.S. competitors that have obtained relief under the Bankruptcy Code may have been released from certain environmental obligations that existed prior to the bankruptcy filing.

Other risk factors applicable to U. S. Steel

We may be unable to recover cost increases as we supply customers with steel under long-term fixed price sales contracts.

Historically approximately 50% of U. S. Steel’s flat-rolled product sales in the United States have been based on sales contracts with durations of at least one year. These contracts generally have a fixed price or a price that will fluctuate with changes in a defined index. To the extent that raw materials, energy, labor or other costs increase over the terms of the various contracts, U. S. Steel may not be able to recover these cost increases from customers with fixed price agreements. U. S. Steel currently enters into forward purchases to establish future prices for a portion of our required natural gas and zinc needs; however, we remain at risk for our remaining requirements. We are also at risk in the event that future prices decline below the prices that the forward purchases have established.

Customer payment defaults could have an adverse effect on our financial condition and results of operations.

Many of our customers operate in cyclical industries and could experience financial difficulties in times of economic downturn. In some cases, these difficulties may result in bankruptcy filings or cessation of operations. If customers experiencing financial problems default on paying amounts owed to us, we may not be able to collect these amounts or recognize expected revenue. Any material payment defaults by our customers could have an adverse effect on our results of operations and financial condition. Also, a material payment default could cause a default, or a reduction in the amount of receivables available for sale, under our receivables sale program.

The terms of our indebtedness contain restrictive provisions that may limit our flexibility.

We have 9¾% Notes outstanding in the aggregate principal amount of $378 million as of December 31, 2006. The 9¾% Notes impose significant restrictions on us such as limits on additional borrowings and certain investments and the use of funds from asset sales. The Facility imposes financial covenants upon us, including maintaining an interest coverage ratio and a debt coverage ratio. The 9¾% Notes, the Facility and some of our other loan facilities and leases have provisions that may cause a default under one of these agreements to become a default under the others. These covenants may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities.

Rating agencies may downgrade our credit ratings, which would make it more difficult for us to raise capital and would increase our financial costs.

Any downgrade in our credit ratings may make raising capital more difficult, may increase the cost of future borrowings, may affect the terms under which we purchase goods and services, and may limit our ability to take advantage of potential business opportunities.

“Change of control” clauses may require us to immediately purchase or repay debt.

Upon the occurrence of “change of control” events specified in our 9¾% Notes and various other contracts and leases, the holders of our indebtedness may require us to immediately purchase or repay that debt on less than favorable terms. We may not have the financial resources to make these purchases and repayments or may not be permitted to do so under the terms of the instruments governing our indebtedness. A failure to purchase or repay such indebtedness would trigger cross-acceleration clauses under our other indebtedness.

We have deferred tax assets that we may not be able to realize.

As of December 31, 2006, U. S. Steel had net federal, foreign and state deferred tax assets of $465 million. Although management believes that it is more likely than not that future operating results and tax planning strategies generating sufficient future taxable income can be utilized to realize the net deferred tax assets, there can be no assurance that we will be able to generate such results or implement these strategies.

Our international operations expose us to uncertainties and risks from abroad, which could negatively affect our results of operations.

USSK, located in Slovakia, and USSB, located in Serbia, constitute nearly 28% of our total raw steel production capability, and accounted for 25% of net sales and 40% of income from operations for 2006. Both USSK and USSB are subject to economic conditions and political factors in Europe, which if changed could negatively affect our results of operations and cash flow. Political factors include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation and quotas, tariffs and other protectionist measures. USSK and USSB are also subject to foreign currency exchange risks.

Any future international acquisitions would expose us to similar risks.

The quantity of carbon dioxide emission allowances awarded by the European Commission may limit the amount of steel that can be produced at USSK or force USSK to purchase emissions allowances, negatively affecting our results of operations and cash flow.

The European Commission (EC) has established a carbon dioxide (CO2) emission trading scheme for EU member countries. Under this program Slovakia has received fewer CO2 emissions allowances than it requested for both the first period (2005 through 2007) and second period (2008 through 2012). The Slovak Ministry of the Environment, in turn, awarded USSK fewer allowances than USSK had requested for the first period, and is likely to award USSK fewer allowances than requested for the second period. USSK is purchasing emissions allowances needed to cover its anticipated shortfall for the first period and, as to future periods, we may be required to reduce USSK’s production or purchase emission allowances, either of which may have a negative impact on income and cash flow.

Adoption of greenhouse gas policies in the United States could negatively affect our results of operations and cash flows.

While ratification of the Kyoto protocol in the United States has not occurred, there remains the possibility that limitations on greenhouse gases may be imposed. Any such limitations could have a negative effect on income and cash flow.

Our business requires substantial expenditures for debt service, contingent obligations, capital investment, operating leases and maintenance that we may be unable to fund.

With $1,025 million of debt outstanding as of December 31, 2006, we have significant debt service requirements.

Our operations are capital intensive. For the five-year period ended December 31, 2006, total capital expenditures were $2.5 billion. At December 31, 2006, our contract commitments to acquire property, plant and equipment totaled $186 million and we were obligated to make aggregate lease payments of $270 million under operating leases.

In addition to capital expenditures and lease payments, we spend significant amounts for maintenance of raw material, raw steel and steel-finishing production facilities, including periodic relines or rebuilds of our seventeen blast furnaces.

As of December 31, 2006, we had contingent obligations consisting of indemnity obligations under active surety bonds, trusts and letters of credit totaling approximately $124 million, guarantees of approximately $2 million of indebtedness for unconsolidated entities and contractual purchase commitments under purchase orders and “take or pay” arrangements of approximately $2.9 billion, plus contingencies under the sale of our mining assets of approximately $79 million. As the general partner of the Clairton 1314B Partnership, we are obligated to fund cash shortfalls incurred by that partnership but may withdraw as the general partner if we are required to fund in excess of $150 million in operating cash shortfalls.

Our business may not generate sufficient operating cash flow, or external financing sources may not be available in amounts sufficient, to enable us to service or refinance our indebtedness or to fund other liquidity needs. We intend indefinitely to reinvest undistributed foreign earnings overseas; however, if we need to repatriate funds in the future to satisfy our liquidity needs, the tax consequences would reduce income and cash flow.

U. S. Steel is exposed to uninsured losses.

U. S. Steel’s insurance coverage against catastrophic casualty and business interruption exposures contains certain common exclusions, substantial deductibles and self insurance retentions.

Our collective bargaining agreements may limit our flexibility.

The collective bargaining agreement with the United Steelworkers (USW) contains provisions that prohibit us from pursuing any North American transaction involving steel or steel-related assets without the consent of the USW, grants the USW a right to bid on any sale of one or more facilities covered by the collective bargaining agreement, requires us to make reasonable and necessary capital expenditures to maintain the competitive status of our domestic facilities and requires mandatory pre-funding of a trust for retiree health care and life insurance based on, among other factors, dividend and pension funding levels. That agreement also restricts our ability to trade, sell or use foreign-produced coke and iron ore in North America, and further requires that the ratio of non-USW employees to USW employees at our domestic facilities not exceed one to five.

While other domestic integrated unionized steel producers have similar requirements in their agreements with the USW, some foreign and non-union domestic producers are not subject to such requirements.

Strikes, work stoppages and customer concern about the possibility of strikes, particularly upon the expiration of our major domestic collective bargaining agreement, could adversely impact our relationships with our customers which in turn could have a material adverse effect on our business, financial condition or results of operations. In addition, mini-mill producers, certain foreign competitors and producers of comparable products do not have unionized work forces. This may place us at a competitive disadvantage.

There are risks associated with acquisitions.

The success of any future acquisitions, including the pending acquisition of Lone Star, will depend substantially on our ability to integrate the acquired operations successfully with existing operations. If we are unable to integrate new operations successfully or realize anticipated synergies, our financial results and business reputation could suffer. Recent acquisitions in the steel industry have involved prices significantly higher than the prices we paid for our acquisitions in 2003. Such prices will make it more difficult to achieve adequate financial returns. Additional risks associated with acquisitions are the diversion of management’s attention from other business concerns, the potential loss of key employees and customers of the acquired companies, the possible assumption of unknown liabilities, potential disputes with the sellers, and the inherent risks in entering markets or lines of business in which we have limited or no prior experience. International acquisitions may present unique challenges and increase the Company’s exposure to the risks associated with foreign operations.

Provisions of Delaware Law, our governing documents and our rights plan may make a takeover of U. S. Steel more difficult.

Certain provisions of Delaware law, our certificate of incorporation and by-laws and our rights plan could make more difficult or delay our acquisition by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Approximately one third of U. S. Steel’s U.S.-based non-union workforce will be eligible for retirement in the next five years.

Over the last few years we have intensified our recruitment, training and retention efforts so that we may continue to optimally staff our operations. Failure to do so could negatively affect our future performance.

We may experience difficulties implementing our enterprise resource planning (ERP) system.

We are currently pursuing the potential company-wide benefits of implementing an ERP system to help us operate more efficiently. This is a complex project which would occur in several phases over the next several years. There can be no assurance that we can successfully implement an ERP program without experiencing difficulties or that the program will improve our global operations. In addition, we cannot guarantee that the expected benefits of implementing an ERP system will be realized or that realized benefits will outweigh the costs of implementation.

Use of proceeds

The net proceeds from the sale of the Notes in this offering are estimated to be approximately $    million, after deducting underwriting discounts and our expenses. We intend to use a portion of the net proceeds from the Notes to redeem, upon notice given to the holders after the consummation of this offering, all of the approximately $378 million aggregate principal amount of outstanding 9 ¾% Notes. If the Lone Star acquisition is consummated, we intend to use the remaining net proceeds from the Notes, together with cash on hand, which may include cash generated from the sale of receivables, and borrowings from the $500 million five-year term loan, to pay the approximately $2.1 billion purchase price. Pending such applications of funds, we will invest the proceeds in U. S. government obligations, bank deposits or in other secure, short-term investments.

If the acquisition of Lone Star is not consummated on or prior to October 1, 2007, we will use the remaining proceeds, together with cash on hand, to redeem the 2013 Notes and 2017 Notes as described under “Description of the notes—Special mandatory redemption of 2013 Notes and 2017 Notes.”

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2007:

•       on an actual basis;

•       on an as adjusted basis to give effect to the sale of the Notes offered by this prospectus supplement and the application of the net proceeds therefrom, as described following the caption “Use of proceeds.”

You should read the information in this table in conjunction with the information set forth following the caption “Use of proceeds” and the financial statements and notes thereto incorporated by reference into this prospectus supplement and accompanying prospectus.

	As of March 31, 2007
(dollars in millions)	Actual	As adjusted
Total cash and cash equivalents	$1,552	$
Debt:
10.75% Senior Notes due 2008	$20	$20
9.75% Senior Notes due 2010	378	0
Environmental Revenue Bonds	458	458
2013 Notes offered hereby(1)
2017 Notes offered hereby(1)
2037 Notes offered hereby
Other Debt and Capital Leases	116	116
Total Debt	$972	$
Shareholders’ equity:
Total shareholders’ equity	$4,656	$
Total capitalization	$5,628	$

(1)    The 2013 Notes and 2017 Notes are subject to mandatory redemption if the Lone Star acquisition is not consummated. See “Description of the notes—Special mandatory redemption of 2013 Notes and 2017 Notes.”  If the Lone Star acquisition is not consummated and the 2013 Notes and 2017 Notes are redeemed, total debt would be $    million and total capitalization would be $    million as of March 31, 2007.

Description of the notes

The following description of the particular terms of the Notes offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus following the caption  “Description of the Debt Securities.”

In this description of the Notes, the terms “Company,” “we,” “us” and similar words refer only to United States Steel Corporation and not to any of its subsidiaries. The 2013 Notes, 2017 Notes and 2037 Notes constitute separate series under the senior indenture.

The Notes will be issued under a senior indenture dated May      , 2007, as amended and supplemented, between us and The Bank of New York, as trustee. The senior indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. We have filed a form of the senior indenture as an exhibit to the registration statement of which the accompanying prospectus forms a part. The following description summarizes selected provisions of the senior indenture and the Notes. It does not restate the senior indenture or the terms of the Notes in their entirety. We urge you to read the forms of the senior indenture and the notes because the senior indenture and the Notes, and not this description, define the rights of noteholders.

General

The Notes:

•       will be our senior unsecured obligations;

•       will mature on       , 2013, in the case of the 2013 Notes,         , 2017, in the case of the 2017 Notes and         , 2037, in the case of the 2037 Notes;

•       will be subject to earlier redemption at our option as described following the caption “—Optional redemption;”

•       will not have the benefit of any sinking fund;

•       will be issued in denominations of $1,000 and in integral multiples of $1,000 thereof; and

•       will, in the case of each series, be represented by one or more registered notes in global form but in certain limited circumstances may be represented by notes in certificated form. See “—Book-entry issuance.”

Interest on the Notes will:

•       accrue at the rate of           % per annum, in the case of the 2013 Notes,   % per annum, in the case of the 2017 Notes and           % per annum, in the case of the 2037 Notes;

•       accrue from May   , 2007 or the most recent interest payment date on which interest was paid;

•       be payable in cash semi-annually in arrears on            and               of each year, commencing on                , 2007;

•       be payable to the holders of record on the                                           and                                  immediately preceding the related interest payment date; and

•       be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date or maturity date falls on a day that is not a business day, the required payment of principal or interest will be made on the next business day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next business day.

Ranking

The Notes will be our senior and unsecured indebtedness and will rank equally with all of our other existing and future senior and unsecured indebtedness. The Notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries are structurally senior to the Notes since, in the event of our bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the Notes only after the subsidiaries’ indebtedness and obligations and liabilities are paid in full. Because we generally stand as an equity holder, rather than a creditor, of our subsidiaries, creditors of those subsidiaries will have their debt satisfied out of the subsidiaries’ assets before our creditors, including the noteholders.

As of March 31, 2007, we had an aggregate of approximately $972 million of senior indebtedness (including approximately $398 million of senior notes, $458 million of obligations relating to environmental revenue bonds and $116 million of obligations under capital leases and other debt, excluding intercompany liabilities).

Additional issuances

We reserve the right to issue additional notes of either series, without limitation and without your consent. If we issue additional notes of a series offered by this prospectus supplement under the senior indenture, they will have the same terms and conditions as the notes of the series being offered by this prospectus supplement in all respects (except for the payment of interest accruing prior to the issue date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes of that series issued under this prospectus supplement.

Special mandatory redemption of 2013 Notes and 2017 Notes

If, for any reason, (i) the proposed acquisition of Lone Star is not completed on or prior to October 1, 2007 or (ii) the Merger Agreement is terminated on or prior to October 1, 2007, we will redeem all of the 2013 Notes and 2017 Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price. Notice of a special mandatory redemption will be mailed promptly after the occurrence of the event triggering redemption to each holder of 2013 Notes and 2017 Notes at its registered address. If funds sufficient to pay the Special Mandatory Redemption Price (including any accrued and unpaid interest) of all of the 2013 Notes and 2017 Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the paying agent on or before such Special Mandatory Redemption Date, and certain other conditions are satisfied, on and after such Special Mandatory Redemption Date the 2013 Notes and 2017 Notes will cease to bear interest.

For purposes of the foregoing discussion of a special mandatory redemption, the following definitions are applicable:

“Special Mandatory Redemption Date” means the earlier to occur of (a) October 15, 2007 if the proposed acquisition has not been completed on or prior to October 1, 2007, or (b) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the 2013 Notes and 2017 Notes together with accrued and unpaid interest from the date of initial issuance to but excluding the Special Mandatory Redemption Date.

“Merger Agreement” means that certain Agreement and Plan of Merger by and among Lone Star Technologies, Inc., WP Acquisition Holding Corp. and us, dated as of March 28, 2007.

Optional redemption

We may redeem the Notes, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•       100% of the principal amount of the Notes to be redeemed; or

•       the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus                   basis points for the 2013 Notes,       basis points for the 2017 Notes and      basis points for the 2037 Notes, plus accrued interest to the date of redemption.

The Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. The notice of redemption for the Notes will state the amount to be redeemed. On and after the redemption date, interest will cease to accrue on any Notes that are redeemed. If less than all the Notes of either series are redeemed at any time, the trustee will select Notes on a pro rata basis or by any other method the trustee deems fair and appropriate.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of each series of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of each series of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations obtained by us for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if we are unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by us.

“Independent Investment Banker” means either J.P. Morgan Securities Inc. or Morgan Stanley & Co. Incorporated, as selected by us or, if both such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and their respective successors and at least two other primary U.S. government securities dealers in New York City (each, a “Primary Treasury Dealer”) selected by the Independent Investment Banker; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue for the Notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to the Notes, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third business day immediately preceding the redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.

Except as already described, the Notes of either series will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Purchase of notes upon a change of control repurchase event

If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes as already described, the Company will be required to make an offer to each holder of the Notes to repurchase all or any part (in excess of $1,000 and in integral multiples of $1,000) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

(1)  accept for payment all the Notes or portions of the Notes properly tendered pursuant to its offer;

(2)  deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the Notes or portions of the Notes properly tendered; and

(3)  deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes properly tendered, the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The Change of Control Repurchase Event feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Repurchase Event feature is a result of negotiations between the Company and the underwriters. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. As contemplated by the definition of Change of Control, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the senior indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of the Company or credit ratings of the Notes. Restrictions on the ability of the Company to incur Liens (as defined herein) and enter into sale and leaseback transactions are contained in the covenants as described following the caption “—Covenants—Limitation on liens” and “—Covenants—Limitation on sale and leaseback transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Repurchase Event, the senior indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The Company may not have sufficient funds to repurchase all the Notes upon a Change of Control Repurchase Event. Even if it has sufficient funds, the Company may be prohibited from repurchasing the Notes under the terms of its future debt instruments. See “Risk factors—Risks related to an investment in the Notes—The definition of a Change of Control requiring us to repurchase the Notes is limited and the market price of the Notes may decline if we enter into a transaction that is not a Change of Control under the indenture governing the Notes.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Change of Control” shall occur if: (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; (2) individuals who on the issue date of the notes constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors on the issue date of the notes or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or (4) the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person, other than a merger or consolidation transaction in which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the board of directors of the Company) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the Notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (b) if the Notes are rated below Investment Grade by at least one Rating Agency, the ratings of the Notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) and the Notes are then rated below Investment Grade by both Rating Agencies.

Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

Except as described under “—Limitation on liens” and “—Limitation on sale and leaseback transactions,” neither the Company nor any of its subsidiaries will be restricted by the senior indenture from:

•       incurring any indebtedness or other obligation;

•       paying dividends or making distributions on the Company’s capital stock or the capital stock of any of its subsidiaries; or

•       purchasing or redeeming the Company’s capital stock or the capital stock of any of its subsidiaries.

In addition, the Company will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the Notes upon a change of control or other events involving us or any of our subsidiaries which may adversely affect the creditworthiness of the Notes, except to the limited extent described following the caption “—Purchase of notes upon a change of control repurchase event”. Among other things, the senior indenture will not contain covenants designed to afford holders of the Notes any protections in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the notes, except to the limited extent described following the caption “—Purchase of notes upon a change of control repurchase event”.

The senior indenture will contain the following principal covenants:

Limitation on liens

The Company will not incur, and will not permit any of its Subsidiaries to incur, any indebtedness for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon (a) any Principal Property of the Company or any Principal Property of a Subsidiary or (b) any shares of stock or other equity interests or Indebtedness of any Subsidiary that owns a Principal Property (whether such Principal Property, shares of stock or other equity interests or Indebtedness is now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the Notes (together with, at the option of the Company, any other indebtedness of the Company or any Subsidiary ranking equally in right of payment with the Notes) are equally and ratably secured with or, at the option of the Company, prior to, such indebtedness.

Any Lien created for the benefit of the holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of such Lien.

The foregoing restriction does not apply, with respect to any person, to any of the following:

(1)  leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)  Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue by more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company to provide collateral to The Depository Trust Company, or DTC;

(3)  Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)  minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such person or to the ownership of its properties which were not Incurred in connection with indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;

(5)  Liens securing indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such person; provided, however, that the Lien may not extend to any other property owned by such person at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(6)  Liens existing on the issue date of the notes;

(7)  Liens on property or shares of capital stock of another person at the time such other person becomes a subsidiary of such person; provided, however, that the Liens may not extend to any other property owned by such person (other than assets and property affixed or appurtenant thereto);

(8)  Liens securing industrial revenue or pollution control bonds issued for the benefit of the Company;

(9)  Liens on property at the time such person or any of its subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such person or a subsidiary of such person; provided, however, that the Liens may not extend to any other property owned by such person (other than assets and property affixed or appurtenant thereto);

(10) Liens securing indebtedness or other obligations of a subsidiary of such person owing to such person or a wholly-owned subsidiary of such person;

(11) Liens to secure any refinancing (or successive refinancings) as a whole, or in part, of any indebtedness secured by any Lien referred to in the foregoing clauses (5), (6), (7), (8) or (9); provided, however, that: (a) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the indebtedness described under clauses (5), (6), (7), (8) or (9) at the time the original Lien became a Lien permitted under the senior indenture and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(12) Liens on assets subject to a sale and leaseback transaction securing attributable debt permitted to be incurred as described following the caption “—Covenants—Limitation on sale and leaseback transactions.”

Notwithstanding the foregoing restrictions, the Company and its Subsidiaries will be permitted to incur indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes, if any, provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (12) above), together with all attributable debt outstanding pursuant to the second paragraph of the “—Limitation on sale and leaseback transactions” covenant, does not exceed 15% of the Consolidated Net Tangible Assets of the Company calculated as of the date of the creation or incurrence of the Lien. The Company and its Subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on sale and leaseback transactions

The Company will not directly or indirectly, and will not permit any of its Subsidiaries that own a Principal Property directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(1)  such transaction was entered into prior to the date of issuance of the Notes (other than any additional notes);

(2)  such transaction was for the sale and leasing back to the Company or one of its Subsidiaries of any property by the Company or one of its Subsidiaries;

(3)  such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years),

(4)  the Company would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the last paragraph of the “—Limitation on liens” covenant already described; or

(5)  the Company applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of long-term indebtedness within 365 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, the Company may deliver notes of both series to the trustee for cancellation, such notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its Subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions, together with all indebtedness outstanding pursuant to the last paragraph of the “—Limitation on liens” covenant already described, does not exceed 15% of the Consolidated Net Tangible Assets of the Company calculated as of the closing date of the sale and leaseback transaction.

Merger, consolidation or sale of assets

The Company will not, in a single transaction or through a series of related transactions, consolidate or merge with or into any other person, or, directly or indirectly, sell or convey substantially all of its assets to another person or group of affiliated persons, except that the Company may consolidate or merge with, or sell or convey substantially all of its assets to another person if (i) the Company is the continuing person or the successor person (if other than the Company) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such person expressly assumes all obligations of the Company under the senior indenture, including payment of the principal and interest on the notes, and the performance and observance of all of the covenants and conditions of the senior indenture to be performed by the Company and (ii) there is no default under the senior indenture. Upon such a succession, the Company will be relieved from any further obligations under the senior indenture. For purposes of this paragraph, “substantially all of its assets” means, at any date, a portion of the non-current assets reflected in the Company’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66⅔% of the total reported value of such assets.

Events of default

The events of default with respect to the Notes will be those events described under “Description of the Debt Securities—Events of Default” in the accompanying prospectus, except that the following will also be an event of default:

(1)  a failure by the Company to repurchase Notes of such series tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with the covenant set forth following the caption “—Purchase of notes upon a change of control repurchase event”;

For a description of the remedies available to holders of the notes as a result of an event of default, see “Description of the Debt Securities—Events of Default” in the accompanying prospectus.

Definitions

The senior indenture will contain the following defined terms:

“Attributable debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by the Company) pursuant to the Exchange Act by the Company prior to the time as of which “Consolidated Net Tangible Assets” is being determined.

“Currency agreement” means in respect of a person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such person against fluctuations in currency values.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Hedging obligation” means the obligations of any person pursuant to any interest rate agreement or currency agreement.

“Holder” means the person in whose name a note of either series is registered on the security register books.

“Incur” means issue, assume, guarantee or otherwise become liable for Indebtedness.

“Indebtedness” means, with respect to any person, obligations of such person for borrowed money (including without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Interest rate agreement” means, in respect of a person, any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such person against fluctuations in interest rates.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means any domestic blast furnace or steel producing facility, or casters that are part of a plant that includes such a facility, in each case located in the United States, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity owning a majority of the shares of securities or other interests having ordinary voting power for the election of directors or another governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly through one or more intermediaries, or both by the parent.

Exchange and transfer

You may exchange or transfer the Notes in accordance with the senior indenture. You will not be required to pay a service charge to exchange or transfer the Notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer will only be made if the transfer agent is satisfied with your proof of ownership. See “—Book-entry issuance.”

Paying and paying agents

We intend to act as our own paying agent for the Notes. We may choose to pay interest by mailing checks or making wire transfers. Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to note holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. We may also arrange for additional payment offices, and may cancel or change these offices, including any use of the trustee’s corporate trust office. We must notify you of changes in identities of the paying agents for the Notes.

Book-entry issuance

The Notes will be represented by one or more global Notes that will be deposited with and registered in the name of The Depository Trust Company, or DTC, or its nominee. We will not issue certificated Notes to you, except in the limited circumstances described below. Each global Note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the Notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated Note, a global Note may not be transferred. DTC, its nominees and their successors may, however, transfer a global Note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

Beneficial interests in a global Note will be shown on, and transfers of beneficial interests in the global Note will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When you purchase Notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the Notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the Notes. DTC’s records will show only the identity of the direct participants and the principal amount of the Notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the Notes to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of each global Note for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global Note to you or any other beneficial owners in that global Note.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of Notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or the Company.

Notes represented by one or more global Notes will be exchangeable for certificated Notes with the same terms in authorized denominations only if:

•       DTC is unwilling or unable to continue as a depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days;

•       an event of default occurs and is continuing in respect of the Notes; or

•       we decide to discontinue the book-entry system.

If a global Note is exchanged for certificated Notes, the trustee will keep the registration books for the Notes at its corporate office and follow customary practices and procedures regarding those certificated Notes.

Certain United States federal income tax considerations

This section describes the material United States federal income tax consequences of owning the Notes we are offering. It applies only to a United States holder (as defined in “—United States holders) that acquires Notes in the offering at the offering price listed on the cover page hereof and that holds its Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

•       a dealer in securities or currencies;

•       a person liable for alternative minimum tax;

•       a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•       a bank;

•       a life insurance company;

•       a tax-exempt organization;

•       a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•       a person that owns Notes as part of a straddle or conversion transaction for tax purposes;

•       a holder whose functional currency for tax purposes is not the United States dollar; or

•       a holder that is not a United States holder.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in such an entity or arrangement holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES IN THEIR PARTICULAR CIRCUMSTANCES UNDER THE CODE AND UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

United States holders

This subsection describes the tax consequences to a United States holder. A holder is a United States holder if that holder is a beneficial owner of a Note and is for United States federal income tax purposes:

•       an individual citizen or resident of the United States;

•       a domestic corporation or an entity treated as a domestic corporation;

•       an estate whose income is subject to United States federal income tax regardless of its source; or

•       a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

Payments of interest

We expect that the first price at which a substantial amount of the Notes is sold to persons (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) will equal the stated principal amount of the Notes or an amount which is at a de minimis discount thereto. Thus, stated interest payments on the Notes generally will be taxable as ordinary income at the time the interest accrues or is received in accordance with a holder’s regular method of accounting for United States federal income tax purposes. If, contrary to current expectations, the Notes are issued at a discount in excess of a de minimis amount, then a United States holder generally will be required to include such discount in gross income in advance of the receipt of cash attributable to that income.

Purchase, sale and retirement of the notes

A holder’s tax basis in a Note will generally be the cost of the Note. A holder will generally recognize gain or loss on the sale, retirement or other taxable disposition of a Note equal to the difference between the amount realized on the sale, retirement or other taxable disposition (less an amount equal to any accrued but unpaid interest, which will be taxable or ordinary income to the extent not previously included in income) and the holder’s tax basis in the Note. Such gain or loss will be capital gain or loss. Capital gain of a noncorporate United States holder that is recognized in a taxable year beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Certain redemptions and contingent payments

As described above in “Description of the notes—Optional redemption,” we may at any time redeem some or all of the Notes at the redemption price set forth therein. We have determined, and intend to take the position that, the likelihood that any such redemption or repurchase will occur is “remote” under applicable United States Treasury regulations. Our determination that the possibility of this redemption is remote is binding on each United States holder unless such United States holder explicitly discloses that it is taking a different position in the manner described by applicable United States Treasury regulations. Our determination, however, is not binding on the Internal Revenue Service. We have also determined that (i) the likelihood that we will redeem the Notes as a result of certain events as described above in “Description of the notes—Purchase of notes upon a change of control repurchase event,” and the likelihood that we will redeem the 2013 Notes and 2017 Notes because of circumstances described in “Description of the notes—Special mandatory redemption of 2013 Notes and 2017 Notes” is, in both cases, more than a remote likelihood, but (ii) it is significantly more likely than not that no payments will be made to the holders of Notes under these provisions. Because of these determinations, we do not intend to treat the possibilities described above as affecting the amount and timing of income inclusions with respect to the Notes (prior to any occurrence of such events) or the character of income recognized on the sale, exchange or redemption of a Note. If the Internal Revenue Service were to take a contrary position with respect to any of the determinations described in this paragraph, the Notes could be subject to the rules governing contingent payment debt instruments, in which case the amount and timing of income inclusions with respect to the Notes and the character of income recognized on the sale, exchange or redemption of a Note could differ materially and adversely from that described herein. This discussion assumes that the Notes will not be treated as subject to the contingent payment debt instrument rules.

Backup withholding and information reporting

In general, in the case of a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on the Notes. In addition, we and other payors are generally required to report to the Internal Revenue Service any payment of proceeds of the sale of the Notes before maturity within the United States. Additionally, backup withholding may apply to any payments if the holder fails to provide an accurate taxpayer identification number or the holder is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on the holder’s federal income tax returns. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Underwriting

Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named in the following table and each of the underwriters has severally and not jointly agreed to purchase from us, the principal amount of each series of Notes that appear opposite its name in the following table:

Underwriter	Principal amount of 2013 Notes:	Principal amount of 2017 Notes:	Principal amount of 2037 Notes:
J.P. Morgan Securities Inc.	$	$	$
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Greenwich Capital Markets, Inc.
Total	$	$	$

Under the underwriting agreement, if the underwriters take any of the Notes, then the underwriters are obligated to take and pay for all of the Notes.

Each of the 2013 Notes, 2017 Notes and the 2037 Notes represents a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in each series of Notes, but they are not obligated to do so. The underwriters may discontinue any market making in any series of Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market for any series of Notes will develop and be sustained, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

The underwriters initially propose to offer part of the Notes directly to the public at the offering prices described on the cover page and part to certain dealers at a price that represents a concession not in excess of            % of the principal amount of the 2013 Notes,            % of the principal amount of the 2017 Notes and                % of the principal amount of the 2037 Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of               % of the principal amount of the 2013 Notes,          % of the principal amount of the 2017 Notes and             % of the principal amount of the 2037 Notes to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering price and other selling terms.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of each series of Notes. Specifically, the underwriters may overallot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, Notes in the open market to cover syndicate short positions or to stabilize the price of any of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in this offering if the syndicate repurchases previously distribute Notes in a syndicate covering transaction, a stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of any of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

The underwriters and their affiliates may, from time to time, in the ordinary course of business provide, and have provided in the past, investment or commercial banking services and/or advisory services to us and our affiliates. J.P. Morgan Securities Inc. and its affiliates provide commercial banking, investment banking and financial advisory services to the Company. In particular, J.P. Morgan Securities Inc. is acting as our financial advisor in connection with the Lone Star acquisition. An affiliate of J.P. Morgan Securities Inc. is the administrative agent of the Facility, an affiliate of Morgan Stanley & Co. Incorporated is the co-documentation agent of the Facility, an affiliate of Banc of America Securities LLC is a syndication agent of the Facility and an affiliate of Greenwich Capital Markets, Inc. is a syndication agent of the Facility.

The expenses associated with this offering, to be paid by us, are estimated to be $        .

We have agreed with the underwriters that we will not offer or sell any of our debt securities having a term of more than one year (other than the Notes) for a period of 30 days after the date of this prospectus supplement without the prior written consent of J.P. Morgan Securities Inc.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Legal matters

R. M. Stanton, Assistant General Counsel—Corporate of U. S. Steel, will pass upon certain legal matters with respect to the Notes for us. Mr. Stanton is paid a salary by, and receives certain benefits from, U. S. Steel. Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania will pass upon certain legal matters for us in connection with the issuance of the Notes. Simpson Thacher & Bartlett, LLP, New York, New York, will pass upon certain legal matters for the underwriters in connection with the issuance of the Notes.

Experts

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

United States Steel Corporation

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may from time to time offer and sell senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units or any combination of these securities. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to other purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “X.”

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

The date of this Prospectus is March 5, 2007.

ABOUT THIS PROSPECTUS

This prospectus is a part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may offer and sell, at any time or from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of those securities, including, where applicable, the following:

The type and amount of securities that we propose to sell;

•       The initial public offering price of the securities;

•       The names of any underwriters or agents through or to which we will sell the securities;

•       The compensation of those underwriters or agents; and

•       Information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

The prospectus supplement and any “free writing prospectus” that we authorize to be delivered to you may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any free writing prospectus together with the additional information described below under the heading “Where You Can Find More Information.”

Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a free writing prospectus, post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may be then permitted under applicable laws, rules or regulations.

WHERE YOU CAN FIND MORE INFORMATION

United States Steel Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC’s website at http://www.sec.gov. Many of our SEC filings are also accessible on our website at http://www.ussteel.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this prospectus or the accompanying prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering under this prospectus (other than any documents or information deemed to have been furnished and not filed in accordance with the SEC rules). These documents contain important information about us. The SEC file number for these documents is 1-16811.

(a)          Annual Report on Form 10-K for the year ended December 31, 2006;

(b)         Proxy Statement on Form 14A dated April 25, 2006;

(c)          Current Reports on Form 8-K filed on January 3, 2007; and

(d) The description of our common stock and preferred stock purchase rights contained in our registration statement on Form 8-A12B/A (Amendment No. 1) filed with the SEC on December 31, 2001.

Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

We will provide, upon written or oral request, to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings at no cost.

Requests for documents should be directed to:

United States Steel Corporation
Shareholder Services
600 Grant Street, Room 611
Pittsburgh, Pennsylvania 15219-2800
(412) 433-4801
(866) 433-4801 (toll free)
(412) 433-4818 (fax)

FORWARD-LOOKING STATEMENTS

We include “forward-looking” statements concerning trends, market forces, commitments, material events, and other contingencies potentially affecting our future performance in our annual and quarterly reports, press releases and other statements incorporated by reference in this prospectus. These statements include, without limitation, statements regarding our general business strategies; financing decisions; projections of levels of revenues, income from operations, income from operations per ton, net income or earnings per share; levels of capital, environmental or maintenance expenditures; levels of employee benefits; the success or timing of completion of ongoing or anticipated capital or maintenance projects; levels of raw steel production capability; prices; production; shipments; labor and raw material costs; availability of raw materials; the acquisition, idling, shutdown or divestiture of assets or businesses; the effect of restructuring or reorganization of business components and cost reduction programs; the effect of steel industry consolidation; the effect of potential legal proceedings on the business and financial condition; the effects of actions of third parties, such as competitors or foreign, federal, state or local regulatory authorities; the impact of import quotas, tariffs and other protectionist measures; and general economic conditions. These forward-looking statements are based on currently available competitive, financial and economic data and our operating plans and involve risks, uncertainties and assumptions. As a result, these statements are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. We do not undertake to update our forward-looking statements to reflect future events or circumstances, except as may be required by applicable law. Additional information regarding the risks and uncertainties that could impact our forward-looking statements is contained in our periodic filings with the SEC.

THE COMPANY

U.S. Steel is an integrated steel producer with major production operations in the United States and Central Europe. An integrated steel producer uses iron ore and coke as primary raw materials for steel production. U. S. Steel has annual raw steel production capability of 19.4 million tons in the United States and 7.4 million tons in Central Europe. U. S. Steel is also engaged in several other business activities, most of which are related to steel manufacturing. These include the production of coke in both the United States and Central Europe; and the production of iron ore pellets from taconite, transportation services (railroad and barge operations) and real estate operations in the United States.

United States Steel Corporation is a Delaware corporation. Our principal offices are at 600 Grant Street, Pittsburgh PA 15219-2800 and our telephone number is (412) 433-1121.

References in this prospectus to the “Registrant,” “Company,” “United States Steel,” “U. S. Steel,” “USS,” “we,” “us” and “our” are to United States Steel Corporation and its subsidiaries.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS

(Unaudited)
Continuing Operations

	Year Ended December 31,
	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges (a)	11.08	10.19	8.88	(b)	1.15
Ratio of earnings to combined fixed charges and preferred stock dividends (a)	10.47	8.68	7.92	(c)	1.15

(a)           For the purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, “earnings” are defined as income before income taxes and extraordinary items and before adjustment for minority interests in consolidated subsidiaries or income (loss) from equity investees, and capitalized interest, plus fixed charges, amortization of capitalized interest and distributions from equity investees. “Fixed charges” consist of interest, whether expensed or capitalized, on all indebtedness, amortization of premiums, discounts and capitalized expenses related to indebtedness, and an interest component equal to one-third of rental expense, representing the portion of rental expense that management believes is attributable to interest. “Preferred dividends” consists of pretax earnings required to cover preferred stock dividends associated with the 7% Series B Mandatory Convertible Preferred Shares that were mandatorily converted into U. S. Steel common stock on June 15, 2006.

(b)          Earnings were deficient in covering fixed charges by $769 million for the year ended December 31, 2003.

(c)           Earnings were deficient in covering combined fixed charges and preferred stock dividends by $804 million for the year ended December 31, 2003.

USE OF PROCEEDS

The net proceeds from the sale of the offered securities will be used for general corporate purposes unless we specify otherwise in the prospectus supplement or free writing prospectus applicable to a particular offering. General corporate purposes may include the repayment of debt, acquisitions, stock repurchases, capital expenditures, investments in subsidiaries and joint ventures, and additions to working capital. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF THE DEBT SECURITIES

The following is a general description of the debt securities (the “Debt Securities”) that we may offer from time to time. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. Although our securities include securities denominated in U.S. dollars, we can choose to issue securities in any other currency, including the euro.

The Debt Securities will be either senior Debt Securities or subordinated Debt Securities. We will issue the senior Debt Securities under the senior indenture between The Bank of New York, or any successor trustee, and USS. We will issue the subordinated Debt Securities under a subordinated indenture between The Bank of New York, or any successor trustee, and USS. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as trustee.

The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as holders of the notes or bonds. See the information under the heading “Where You Can Find More Information” to contact us for a copy of the appropriate indenture.

General

The senior Debt Securities are unsubordinated obligations, will rank on par with all other debt obligations of USS and, unless otherwise indicated in the related Prospectus Supplement, will be unsecured. The subordinated Debt Securities will be subordinate, in right of payment to Senior Indebtedness. A description of the subordinated Debt Securities is provided below under “—Subordinated Debt Securities”. The specific terms of any subordinated Debt Securities will be provided in the related Prospectus Supplement. For a complete understanding of the provisions pertaining to the subordinated Debt Securities, you should refer to the subordinated indenture attached as an exhibit to the Registration Statement.

Terms

The indentures do not limit the principal amount of debt we may issue.

We may issue notes or bonds in traditional paper form, or we may issue a global security. The Debt Securities of any series may be issued in definitive form or, if provided in the related prospectus supplement, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by USS. Each Debt Security represented by a global security is referred to as a “Book-Entry Security.”

Debt Securities may be issued from time to time pursuant to this prospectus, and will be offered on terms determined by market conditions at the time of sale. Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the prospectus supplement, Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

Please refer to the prospectus supplement for the specific terms of the Debt Securities offered including the following:

1.                Designation of an aggregate principal amount, purchase price, denomination and whether senior or subordinated;

2.                Date of maturity;

3.                If other than U.S. currency, the currency for which the Debt Securities may be purchased;

4.                The interest rate or rates and, if floating rate, the method of calculating interest;

5.                The times at which any premium and interest will be payable;

6.                The place or places where principal, any premium and interest will be payable;

7.                Any redemption or sinking fund provisions or other repayment obligations;

8.                Any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

9.                The application, if any, of the defeasance provisions to the Debt Securities;

10.         If other than the entire principal amount, the portion of the Debt Securities that would be payable upon acceleration of the maturity thereof;

11.         Any obligation we may have to redeem, purchase or repay the Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

12.         Whether the Debt Securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

13.         Any additional covenants applicable to the Debt Securities being offered;

14.         Any additional events of default applicable to the Debt Securities being offered;

15.         The terms of subordination, if applicable;

16.         The terms of conversion, if applicable;

17.         Any material provisions of the applicable indenture described in this prospectus that do not apply to the Debt Securities; and

18.         Any other specific terms including any terms that may be required by or advisable under applicable law.

Except with respect to Book-Entry Securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Certain Covenants of USS in the indentures

Payment

USS will pay principal of and premium, if any, and interest on the Debt Securities at the place and time described in the Debt Securities. (Section 10.01) Unless otherwise provided in the prospectus supplement, USS will pay interest on any Debt Security to the person in whose name that security is registered at the close of business on the regular record date for that interest payment. (Section 3.07)

Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any Debt Security that remains unclaimed for two years after that amount has become due and payable will be paid to USS at its request. After this occurs, the holder of that security must look only to USS for payment of that amount and not to the trustee or paying agent. (Section 10.03)

Merger and Consolidation

USS will not merge or consolidate with any other entity or sell or convey all or substantially all of its assets to any person, firm, corporation or other entity, except that USS may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other entity if (i) USS is the continuing entity or the successor entity (if other than USS) is organized and existing under the laws of the United States of America, a State thereof or the District of Columbia and such entity expressly assumes payment of the principal and interest on all the Debt Securities, and the performance and observance of all of the covenants and conditions of the applicable indenture to be performed by USS and (ii) there is no default under the applicable indenture. Upon such a succession, USS will be relieved from any further obligations under the applicable indenture. For purposes of this paragraph, “substantially all of its assets” means, at any date, a portion of the non-current assets reflected in USS’ consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66-2/3% of the total reported value of such assets. (Section 8.01)

Waiver of Certain Covenants

Unless otherwise provided in the prospectus supplement, USS may, with respect to the Debt Securities of any series, omit to comply with any covenant provided in the terms of those Debt Securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding Debt Securities of that series waive such compliance in that instance or generally.

Events of Default

An Event of Default occurs with respect to any series of Debt Securities when: (i) USS defaults in paying interest on the Debt Securities of such series when due, continuing for 30 days; (ii) USS defaults in paying principal of or premium, if any, on any of the Debt Securities of such series when due; (iii) USS defaults in making deposits into any sinking fund payment with respect to any Debt Security of such series when due, continuing for 30 days; (iv) failure by USS in the performance of any other covenant or warranty in the Debt Securities of such series or in the applicable indenture continues for a period of 90 days after notice of such failure as provided in that indenture; (v) certain events of bankruptcy, insolvency, or reorganization occur; or (vi) any other Event of Default provided with respect to Debt Securities of that series. (Section 5.01)

USS is required annually to deliver to the trustee officers’ certificates stating whether or not the signers have any knowledge of any default in the performance by USS of certain covenants. (Section 10.04)

If an Event of Default regarding Debt Securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of not less than 25% in the principal amount of outstanding Debt Securities of such series may declare each Debt Security of that series due and payable (Section 5.02).

No Event of Default regarding one series of Debt Securities issued under an indenture is necessarily an Event of Default regarding any other series of Debt Securities.

Holders of a majority in principal amount of the outstanding Debt Securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive certain past defaults regarding such series (Sections 5.12 and 5.13). The trustee generally cannot be required by any of the holders of Debt Securities to take any action, unless one or more of such holders shall have provided to the trustee security or indemnity reasonably satisfactory to it (Section 6.02).

If an Event of Default occurs and is continuing regarding a series of Debt Securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of Debt Securities of such series (Section 5.06).

Before any holder of any series of Debt Securities may institute action for any remedy, except payment on such holder’s Debt Security when due, the holders of not less than 25% in principal amount of the Debt Securities of that series outstanding must request the trustee to take action. Holders must also offer and give the trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Sections 5.07 and 5.08).

Modification of the Indentures

Each indenture contains provisions permitting USS and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following: (a) to evidence the succession of another corporation to USS; (b) to add to the covenants of USS further covenants for the benefit or protection of the holders of any or all series of Debt Securities or to surrender any right or power conferred upon USS by that indenture; (c) to add any additional events of default with respect to all or any series of Debt Securities; (d) to add to or change any of the provisions of that indenture to facilitate the issuance of Debt Securities in bearer form with or without coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form; (e) to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of Debt Securities thereunder, under certain conditions designed to protect the rights of any existing holder of those Debt Securities; (f) to secure all or any series of Debt Securities; (g) to establish the forms or terms of the Debt Securities of any series; (h) to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee; or (i) to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture or to make other amendments that do not adversely affect the interests of the holders of any series of Debt Securities in any material respect. (Section 9.01)

USS and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall, without the consent of the holder of each Debt Security affected thereby (i) extend the fixed maturity of any Debt Securities or any installment of interest or premium on any Debt Securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount Debt Security or any other Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the Debt Securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any Debt Security to require USS to repurchase that security, (ii) reduce the percentage of Debt Securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, (iii) modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described under “Modification of the Indentures,” except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each Debt Security affected thereby, (iv) change any obligation of USS to maintain an office or agency, (v) change any obligation of USS to pay additional amounts, (vi) adversely affect the right of repayment or repurchase at the option of the Holder, or (vii) reduce or postpone any sinking fund or similar provision. (Section 9.02)

Satisfaction and Discharge; Defeasance and Covenant Defeasance

Each indenture shall be satisfied and discharged if (i) USS shall deliver to the trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and USS shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of Debt Securities that have become due and payable), provided that in either case USS shall have paid all other sums payable under that indenture. (Section 4.01)

Each indenture provides, if such provision is made applicable to the Debt Securities of a series, (i) that USS may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) (“defeasance”) or (B) to be released from its obligations with respect to such Debt Security under Section 8.01 of that indenture (being the restrictions described above under “Certain Covenants of USS in the indentures”) together with additional covenants that may be included for a particular series and (ii) that Sections 5.01(3), 5.01(4) (as to Section 8.01) and 5.01(7), as described in clauses (iii), (iv) and (vi) under “Events of Default,” shall not be Events of Default under that indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money certain U.S. government obligations and/or, in the case of Debt Securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates. In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, USS has delivered to the trustee an Opinion of Counsel (as specified in the indentures) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures. (Section 13.04)

Record Dates

The indentures provide that in certain circumstances USS may establish a record date for determining the holders of outstanding Debt Securities of a Series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the Debt Securities of such Series.

Subordinated Debt Securities

Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated Debt Securities, there are many substantive differences between the two. This section discusses some of those differences.

Subordination

Subordinated Debt Securities will be subordinate, in right of payment, to all Senior Indebtedness. “Senior Indebtedness” is defined to mean, with respect to USS, the principal, premium, if any, and interest, fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing with respect to all Indebtedness of USS (including Indebtedness of others guaranteed by USS), whether outstanding on the date of the indenture or the date Debt Securities of any series are issued under the indenture or thereafter created, incurred or assumed, unless in any case in the instrument creating or evidencing any such Indebtedness or obligation or pursuant to which the same is outstanding it is provided that such Indebtedness or obligation is not superior in right of payment to the subordinated Debt Securities or it is provided that such obligation is subordinated to Senior Indebtedness to substantially the same extent as the subordinated Debt Securities are subordinated to Senior Indebtedness.

Terms of Subordinated Debt Securities may contain Conversion or Exchange Provisions

The Prospectus Supplement for a particular series of subordinated Debt Securities will describe the specific terms discussed above that apply to the subordinated Debt Securities being offered thereby as well as any applicable conversion or exchange provisions.

Modification of the Indenture Relating to Subordinated Debt Securities

The subordinated indenture may be modified by USS and the trustee without the consent of the Holders of the subordinated Debt Securities for one or more of the purposes discussed above under “—Modification of the indentures.” USS and the trustee may also modify the subordinated indenture to make provision with respect to any conversion or exchange rights for a given issue of subordinated Debt Securities.

Governing Law

The laws of the State of New York govern each indenture and will govern the Debt Securities. (Section 1.12)

Book-Entry Securities

The following description of book-entry securities will apply to any series of Debt Securities issued in whole or in part in the form of one or more global securities except as otherwise described in the prospectus supplement.

Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither USS, the trustee nor any agent of USS or the trustee will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary’s procedures, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of such participants.

A global security representing a book-entry security is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies USS that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that Series or (c) other circumstances exist that have been specified in the terms of the Debt Securities of that Series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. USS understands that under existing industry practices, if USS requests any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Concerning the trustee

The Bank of New York is also trustee for our 10 3/4% Senior Notes due August 1, 2008, our 9 3/4% Senior Notes due May 15, 2010, a leveraged lease in which USS is the lessee and several series of obligations issued by various governmental authorities relating to environmental projects at various USS facilities. The Bank of New York is a lender under our revolving credit facility. USS and its subsidiaries also maintain ordinary banking relationships, including loans and deposit accounts, with The Bank of New York and anticipate that they will continue to do so.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of the capital stock of USS included in its certificate of incorporation, but it is not complete. This description is qualified by reference to the certificate of incorporation, and the Rights Agreement (the “Rights Agreement”) between USS and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), that have been filed as exhibits to the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the Delaware General Corporation law.

General

The authorized capital stock of USS consists of 40 million shares of preferred stock, without par value, and 400 million shares of common stock with a par value of $1.00 per share. As of February 26, 2007, there were no shares of preferred stock outstanding and 118,487,277 shares of common stock outstanding.

Preferred Stock

The preferred stock may be issued without the approval of the holders of common stock in one or more series, from time to time. The designation, powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of any preferred stock will be stated in a resolution providing for the issue of that series adopted by our board of directors and will be described in the appropriate prospectus supplement (if any), including the following:

1.                When to issue the preferred stock, whether in one or more series so long as the total number of shares does not exceed 40 million;

2.                The powers, preferences and relative participation, optional or other special rights, and qualifications, limits or restrictions on preferred stock;

3.                The dividend rate of each series, the terms of payment, the priority of payment versus any other class of stock and whether the dividends will be cumulative;

4.                Terms of redemption;

5.                Any convertible features;

6.                Any voting rights;

7.                Liquidation preferences; and

8.                Any other terms.

Holders of preferred stock will be entitled to receive dividends (other than dividends of common stock) before any dividends are payable to holders of common stock.

The future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of USS.

Common Stock

The holders of common stock will be entitled to receive dividends when, as and if declared by the USS board of directors out of funds legally available therefor, subject to the rights of any shares of preferred stock at the time outstanding. The holders of common stock will be entitled to one vote for each share on all matters voted on generally by stockholders under our certificate of incorporation, including the election of directors. Holders of common stock do not have any cumulative voting, conversion, redemption or preemptive rights. In the event of dissolution, liquidation or winding up of USS, holders of the common stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of any then outstanding indebtedness, and subject to the aggregate liquidation preference and participation rights of any preferred stock then outstanding. The issuance of additional shares of authorized stock by USS may occur at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the holders of common stock.

Stock Transfer Agent and Registrar

USS acts as its own transfer agent at the following address: United States Steel Corporation, Shareholders Services Department, 600 Grant Street, Room 611, Pittsburgh, PA 15219-2800. USS is also the registrar for its common stock and preferred stock.

Wells Fargo Shareowner Services, 161 N. Concord Exchange, South St. Paul, MN 55075 serves as co-transfer agent.

Rights Plan

The following is a brief description of the terms of the stockholders rights plan set forth in the Rights Agreement between USS and Mellon Investor Services LLC, as Rights Agent.

The purpose of the Rights Agreement is to:

•       Give our board of directors the opportunity to negotiate with any persons seeking to obtain control of USS;

•       Deter acquisitions of voting control of USS without assurance of fair and equal treatment of all USS stockholders; and

•       Prevent a person from acquiring in the market a sufficient amount of voting power to be in a position to block an action sought to be taken by our stockholders.

The exercise of the Rights would cause substantial dilution to a person attempting to acquire USS on terms not approved by our board of directors and would therefore significantly increase the price that person would have to pay to complete the acquisition. The Rights Agreement may deter a potential acquisition or tender offer.

Under the Rights Agreement, the Right to purchase from USS one-hundredth of a share of Series A Junior Preferred Stock, no par value (the “Junior Preferred Stock”), at a purchase price of $110 in cash, subject to adjustment, is attached to each share of common stock.

The Rights will expire at the close of business on December 31, 2011, unless that date is extended or the rights are earlier redeemed or exchanged by USS as described below.

Until the Rights are distributed, they will:

•       Not be exercisable;

•       Be represented by the same certificates that represent the common stock; and

•       Trade together with the common stock.

If the Rights are distributed, they will become exercisable, and USS would issue separate certificates representing the Rights, which would trade separately from USS’ common stock.

The Rights would be distributed upon the earlier of

•       10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired (except pursuant to a Qualifying Offer (defined in the Rights Agreement as an all-cash tender offer for all outstanding shares of common stock meeting certain prescribed requirements)), or obtained the right to acquire, beneficial ownership of common stock representing 15% or more of the total voting power of all outstanding shares of common stock (the “Stock Acquisition Date”), or

•       10 business days (or upon such later date as may be determined by the board of directors) following the commencement of a tender offer or exchange offer (other than a Qualifying Offer) that would result in a person or a group beneficially owning common stock representing 15% or more of the total voting power of all outstanding shares of common stock.

However, an “Acquiring Person” will not include USS, any of its subsidiaries, any of its employee benefit plans or any person organized pursuant to those employee benefit plans or a person acquiring pursuant to a Qualifying Offer. The Rights Agreement also contains provisions designed to prevent the inadvertent triggering of the Rights by institutional or certain other stockholders.

If a person or group becomes the beneficial owner of common stock representing 15% or more of the total voting power of all outstanding shares of common stock (except pursuant to a Qualifying Offer), the Rights “flip-in” and entitle each holder of a Right (other than the Acquiring Person and certain related parties) to receive, upon exercise, common stock (or in certain circumstances, cash, property, or other securities of USS), having a value equal to two times the exercise price of the Right. However, Rights are not exercisable until such time as the Rights are no longer redeemable by USS as set forth below.

If at any time following the Stock Acquisition Date, (i) USS consolidates with, or merges with and into, any other person in a transaction in which USS is not the surviving corporation (other than a merger that follows a Qualifying Offer) or another person consolidates with, or merges with or into, USS and USS’ common stock is changed into or exchanged for securities of another person or cash or other property, or (ii) 50% or more of USS’ assets, earning power or cash flow is sold or transferred, the Rights “flip-over” and entitle each holder of a Right (other than an Acquiring Person and certain related parties) to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

USS reserves the right, before the occurrence of an event described in the two preceding paragraphs, to require that upon an exercise of Rights, a number of Rights be exercised so that only whole shares of Junior Preferred Stock would be issued.

At any time until the earlier of 10 business days following the Stock Acquisition Date and December 31, 2011 (subject to extension), USS may redeem the Rights in whole, but not in part, at a price of $.01 per whole Right payable in stock or cash or any other form of consideration deemed appropriate by its board of directors (the “Redemption Price”). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the holders of the Rights will have only the right to receive the Redemption Price.

The board of directors may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the outstanding and exercisable Rights (other than Rights held by the Acquiring Person and certain related parties) for shares of common stock at an exchange ratio of one share of common stock for each Right (subject to certain anti-dilution adjustments). However, the board of directors may not effect such an exchange at any time any person or group beneficially owns common stock representing 50% or more of the total voting power of the common stock then outstanding. Immediately after the board of directors orders such an exchange, the right to exercise the Rights will terminate, and the holders of the Rights will have only the right to receive shares of common stock at the exchange ratio.

As long as the Rights are attached to shares of common stock, USS will issue Rights on each share of common stock issued prior to the earlier of the rights distribution date and the expiration date of the Rights so that all such shares will have attached Rights.

A holder of Rights will not, as such, have any rights as a shareholder of USS, including rights to vote or receive dividends.

The purchase price payable upon exercise of the Rights is subject to adjustment from time to time to prevent dilution, subject to the qualifications set forth in the rights agreement:

•       In the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock;

•       If holders of Junior Preferred Stock are granted certain rights or warrants to subscribe for Junior Preferred Stock or securities convertible into Junior Preferred Stock at less than the market price of the Junior Preferred Stock; or

•       Upon the distribution to holders of the Junior Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

At any time prior to the distribution of the Rights, the board of directors may amend any provision of the Rights Agreement. After the distribution of the Rights, the board of directors may amend the provisions of the Rights Agreement in order to:

•       Cure any ambiguity;

•       Correct any defective or inconsistent provision;

•       Shorten or lengthen any time period under the Rights Agreement, subject to the limitations specified in the rights agreement; or

•       Make changes that will not adversely affect the interests of the holders of Rights (other than an Acquiring Person and certain related parties);

provided, that no amendment may be made when the Rights are not redeemable.

The distribution of the Rights will not be taxable to USS or its stockholders. A stockholder may recognize taxable income in the event that the Rights become exercisable for common stock (or other consideration) of USS or common stock of an acquiring company.

This description is only a summary of the material provisions of the rights agreement. We urge you to read the Rights Agreement because it, and not this description, defines your rights as holders of Rights. A copy of the Rights Agreement is available free of charge from the Rights Agent by writing to Mellon Investor Services, LLC at 500 Grant Street, Room 2122, Pittsburgh, Pennsylvania 15219 or from USS. (See “Where You Can Find More Information.”)

Delaware Law, Our Certificate of Incorporation and By-Laws Contain Provisions That May Have an Anti-Takeover Effect

Certain provisions of Delaware law and our certificate of incorporation could make more difficult or delay a change in control of USS by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. Our board of directors believes that these provisions are appropriate to protect the interests of USS and of its stockholders.

Delaware Law.   We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

•       Prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•       Upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•       At or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

Certificate of Incorporation and By-Laws.   Our certificate of incorporation provides that our board of directors is classified into three classes of directors, each class consisting of approximately one-third of the directors. Directors serve a three-year term, with a different class of directors up for election each year. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide otherwise. Board classification could prevent a party who acquires control of a majority of USS’ outstanding voting stock from obtaining control of our board of directors until the second annual stockholders’ meeting following the date that party obtains that control.

Our certificate of incorporation also provides that any action required or permitted to be taken by its stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent.

Our by-laws provide that special meetings of stockholders may be called only by the board of directors and not by the stockholders. Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal that a stockholder wishes to make at a meeting of stockholders. In general, a stockholder’s notice of a director nomination or proposal will be timely if delivered or mailed to our Secretary at our principal executive offices not less than 45 days and not more than 75 days prior to the first anniversary of the date on which the proxy materials for the preceding year’s annual meeting were first mailed and, in certain situations, 90 days, before the annual meeting or within 10 days following the announcement of the date of the meeting. These provisions may preclude stockholders from bringing matters before a meeting or from making nominations for directors at these meetings.

Our certificate of incorporation and by-laws do not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Our certificate of incorporation provides for the issuance of preferred stock, at the discretion of our board of directors, from time to time, in one or more series, without further action by our stockholders, unless approval of our stockholders is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. In addition, our authorized but unissued shares of our common stock will be available for issuance from time to time at the discretion of our board of directors without the approval of our stockholders, unless such approval is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. One of the effects of the existence of authorized, unissued and unreserved shares of our common stock and preferred stock could be to enable our board of directors to issue shares to persons friendly to current management that could render more difficult or discourage an attempt to obtain control of USS by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of USS.

Our certificate of incorporation provides that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors. The certificate of incorporation also provides that directors may be removed from office only with cause. These provisions preclude stockholders from removing directors without cause and filling vacancies with their own nominees.

Our Rights will permit disinterested stockholders to acquire additional shares of USS, or of an acquiring company, at a substantial discount in the event of certain changes in control. See “Description of Capital Stock—Rights Plan.”

Certain provisions described above may have the effect of delaying stockholder actions with respect to certain business combinations. As such, the provisions could have the effect of discouraging open market purchases of our shares of common stock because such provisions may be considered disadvantageous by a stockholder who desires to participate in a business combination.

Limitations of Liability and Indemnification Matters

Our certificate of incorporation provides that a director is not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except (1) for breach of the director’s duty of loyalty to us and our stockholders, (2) for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. These provisions of our certificate of incorporation are intended to afford directors protection, and limit their potential liability, to the fullest extent permitted by Delaware law. Because of these provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of some of their fiduciary duties. These provisions do not affect a director’s responsibilities under any other laws, such as the federal securities laws.

In addition, our By-Laws provide that we will indemnify our directors and officers to the fullest extent permitted by law.

We have obtained directors’ and officers’ insurance for our directors and officers for specified liabilities.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock that will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions on page 1 under the caption “Where You Can Find More Information.” You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

USS may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between USS and a bank or trust company selected by USS having its principal office in the United States and having a combined capital and surplus of at least $50 million, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of USS, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever USS redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

USS will agree to take all actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between USS and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares (other than certain changes in the fees of the preferred stock depositary) will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, as amended thereby. The deposit agreement may be terminated only if:

•       A final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of USS.

Charges of Preferred Stock Depositary, Taxes and Other Government Charges

USS will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. USS also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Appointment, Resignation and Removal of Depositary

USS will appoint the preferred stock depository. The preferred stock depositary may resign at any time by delivering to USS notice of its intent to do so and USS may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous

USS will transmit to the record holders of depositary shares all notices and reports that USS is required to furnish to the holders of the depositary shares.

Neither the preferred stock depositary nor USS will be liable under the deposit agreement other than for its negligence or willful misconduct. The preferred stock depositary and USS will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. USS and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote any shares of preferred stock, as long as that action or non-action is in good faith.

DESCRIPTION OF WARRANTS

USS may issue Warrants for the purchase of Debt Securities, preferred stock or common stock (each a “USS Security,” and together the “USS Securities”). Warrants may be issued independently or together with any USS Security offered by any prospectus supplement and may be attached to or separate from any such USS Security. Each series of Warrants will be issued under a separate warrant agreement (a “Warrant Agreement”) to be entered into between USS and a bank or trust company, as warrant agent (the “Warrant Agent”). The Warrant Agent will act solely as an agent of USS in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the SEC in connection with the offering of such Warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of Warrants to purchase Debt Securities (“Debt Warrants”) will describe the terms of such Debt Warrants, including the following (if applicable): (a) the title of such Debt Warrants; (b) the offering price for such Debt Warrants; (c) the aggregate number of such Debt Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (e) the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (f) the date from and after which such Debt Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates, or Debt Securities that may be issued upon exercise of the Debt Warrants, will be issued in registered or bearer form; (k) information with respect to book-entry procedures; (l) the currency or currency units in which the offering price and the exercise price are payable; (m) a discussion of material United States federal income tax considerations; (n) the redemption or call provisions applicable to such Debt Warrants; and (o) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of Warrants to purchase preferred stock, depositary shares representing fractional shares of preferred stock or common stock (“Stock Warrants”) will describe the terms of such Stock Warrants, including the following (if applicable): (a) the title of such Stock Warrants; (b) the offering price for such Stock Warrants; (c) the aggregate number of such Stock Warrants; (d) the designation and terms of the preferred stock or common stock purchasable upon exercise of such Stock Warrants; (e) the designation and terms of the USS Securities with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such USS Security; (f) the date from and after which such Stock Warrants and any USS Securities issued therewith will be separately transferable; (g) the number of shares of preferred stock or common stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Stock Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price and the exercise price are payable; (k) a discussion of material United States federal income tax considerations; (l) the anti-dilution provisions of such Stock Warrants; (m) the redemption or call provisions applicable to such Stock Warrants; and (n) any additional terms of the Stock Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Stock Warrants.

DESCRIPTION OF CONVERTIBLE OR EXCHANGEABLE SECURITIES

If any Debt Security, Preferred Stock, depositary shares representing fractional shares of preferred stock or Warrant is converted or exchanged into any other security the conversion or exchange terms thereof will be set forth in the Prospectus Supplement issued for the sale of such convertible or exchangeable security. These terms will include some or all of the terms described for Warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

USS may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. USS may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and one or more shares of our preferred stock or debt securities or debt obligations of third parties (including U.S. Treasury securities) securing the holders’ obligations to purchase the shares of common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of stock purchase units or vice-versa. These payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may offer the offered securities in one or more of the following ways from time to time:

•       To or through underwriting syndicates represented by managing underwriters;

•       Through one or more underwriters without a syndicate for them to offer and sell to the public;

•       Through dealers or agents;

•       To investors directly in negotiated sales or in competitively bid transactions; or

•       To holders of other securities in exchanges in connection with acquisitions.

The prospectus supplement for each series of securities we sell will describe the offering, including:

•       The name or names of any underwriters;

•       The purchase price and the proceeds to us from that sale;

•       Any underwriting discounts and other items constituting underwriters’ compensation;

•       Any commissions paid to agents;

•       The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•       Any securities exchanges on which the securities may be listed.

Underwriters

If underwriters are used in a sale, we will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as follows:

•       Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•       Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•       Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

•       Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker/dealer are repurchased in a covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

Agents

We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

Direct Sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

In addition, debt securities or shares of common stock or preferred stock may be issued upon the exercise of warrants.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

The securities we offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, the validity of the issuance of the offered securities will be passed upon for USS by R.M. Stanton, Esq., Assistant General Counsel—Corporate and Assistant Secretary of USS. Mr. Stanton, in his capacity as set forth above, is paid a salary by USS, participates in various employee benefit plans offered by USS and owns, and has options to purchase, common stock of USS. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Reports to Stockholders) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.